Exhibit 99.1

ESTIMATED PROVED RESERVES

AND

FUTURE NET REVENUE

AS OF

DECEMBER 10, 2012

ATTRIBUTABLE TO INTERESTS

OWNED BY

BAMCO

IN CERTAIN PROPERTIES

LOCATED IN

TEXAS

..	FORREST A. GARB & ASSOCIATES, INC. INTERNATIONAL PETROLEUM CONSULTANTS

FORREST A. GARB & ASSOCIATES, INC.

FORREST A. GARB & ASSOCIATES, INC.

INTERNATIONAL PETROLEUM CONSULTANTS

5310 HARVEST HILL ROAD, SUITE 275, LB 152

DALLAS, TEXAS 75230—5805

(972)788-1110 Telefax (972)991-3160 (E MAIL) forgarb@forgarb.com

May 3, 2013

Mr. Alan Barksdale

Red Mountain Resources, Inc.

2515 McKinney Avenue, Suite 900

Dallas, TX 75201

RE: NYMEX Case

Dear Mr. Barksdale:

At your request, Forrest A. Garb & Associates, Inc. (FGA) has estimated the proved reserves and future net revenue, as of December 10, 2012, attributable to 100% of the interests owned by Bamco Gas, LLC (BAMCO) in certain oil and gas properties located in Texas.

This report has been prepared using NYMEX prices as of December 10, 2012, a ten percent discount factor, and unescalated costs. The following table summarizes the estimated total net reserves and future net revenue, as of December 10, 2012:

	Estimated Net Reserves[1]		Estimated Future Net Revenue
Proved Reserve Category	Oil and Condensate (MBbl)[2]	Gas (MMcf)[2]	Undiscounted (M$)[2]	Discounted at 10% Per Year[3] (M$)[2]
Developed
Producing	2.895	662.506	2,067.709	1,429.570
Behind Pipe	0.000	1,830.530	3,897.496	1,399.464

Total Proved[4]	2.895	2,493.036	5,965.205	2,829.034

FORREST A. GARB & ASSOCIATES, INC.

ENGINEERING

Proved oil and gas reserves are those quantities of oil and gas which, by analysis of engineering and geoscience data, can be estimated with reasonable certainty to be economically producible from a given date forward. The basis for estimating the proved producing reserves was the extrapolation of historical production having an established decline trend. Volumetrics and/or analogy were used for forecasting properties where insufficient data were present for production decline extrapolation. Production histories were obtained from published production data and state reporting records purchased from a third party provider, Drilling Info, and supplemented with data provided by Red Mountain Resources, Inc. (Red Mountain). The reserves for other reserve categories were estimated by analogy to adjacent comparable wells. FGA has accepted Red Mountain’s intent to recomplete the proved developed behind pipe properties.

The analysis and findings presented in this report represent FGA’s informed judgments based on the appropriate petroleum engineering evaluation principles and techniques set forth in the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information” promulgated by the Society of Petroleum Engineers (SPE Standards), but are subject to the generally recognized and unforeseen risks associated with the interpretation of geological, geophysical, and engineering data. Future changes in federal, state, or local regulations may adversely impact the ability to recover the future oil and gas volumes expected. Changes in economic and market conditions from the assumptions and parameters used in this study may cause the total quantity of future oil or gas recovered, actual production rates, prices received, operating expenses, and capital costs to vary from the results presented in this report. As a result, the estimates of oil and gas reserves have an intrinsic uncertainty.

Gas volumes are expressed in millions of cubic feet (MMcf) at standard temperature and pressure. Gas sales imbalances have not been taken into account in the reserve estimates. The oil reserves shown in this study include crude oil and/or condensate. Oil volumes are expressed in thousands of barrels (MBbl), with one barrel equivalent to 42 United States gallons.

ECONOMIC CONSIDERATIONS

This report is based on NYMEX prices as of December 10, 2012, provided by Red Mountain, and unescalated costs. Oil prices are based on a benchmark price of $85.14 per barrel and have been adjusted by lease for gravity, transportation fees, and regional price differentials. Gas prices per thousand cubic feet (MCF) are based on a benchmark price of $3.35 per million British thermal units (MMBtu) and have been adjusted by lease for Btu content, transportation fees, and regional price differentials. The oil and gas prices are held constant for the economic life of the properties.

Lease operating costs, capital expenditures as required for workovers and production equipment were provided by Red Mountain for FGA’s review. Existing or potential liabilities stemming from environmental conditions caused by current or past operating practices have not been considered in this report. No costs are included in the projections of future net revenue or in our economic analyses to restore, repair, or improve the environmental conditions of the properties studied to meet existing or future local, state, or federal regulations.

FORREST A. GARB & ASSOCIATES, INC.

Grand total summary economic projections by reserve category and category summaries (including one-line summaries for the individual properties) are presented in Attachment A. The individual properties have been ranked in descending order of discounted future net revenue value. This ranking is presented as Attachment B.

Attachment C presents the definitions of proved oil and gas reserves. General comments regarding this report and the estimation of future reserves and revenue are presented in Attachment D. Attachment E contains the consulting firm profile.

The estimated future net revenues shown are those which should be realized from the sale of estimated oil and gas reserves after the deduction of severance taxes, ad valorem taxes, direct operating costs, and future capital expenditures. No deductions have been made for overhead, federal income taxes, or other indirect costs, such as interest expense and loan repayments. Surface and well equipment salvage values have not been considered in the revenue projections. The estimated reserves included in the cash flow projections have not been adjusted for risk. The reserves included in this study are estimates only and should not be construed as exact quantities. Future conditions may affect recovery of estimated reserves and revenue, and all categories of reserves may be subject to revision as more performance data become available.

Red Mountain provided BAMCO’s ownership interests in the properties, and FGA accepted the extent and character of ownership (working interest and net revenue interest) as represented. Our staff conducted no independent well tests, property inspections, or audits of completion and operating expenses as part of this study.

FGA is an independent firm of geologists and petroleum engineers. Neither the firm nor its employees own any interest in the properties studied, nor have we been employed on a contingency basis. FGA has used appropriate industry standard methods, procedures, and assumptions necessary in the preparation of this report for the evaluation of estimated reserves for these properties.

We appreciate the opportunity to submit this evaluation. Should you have any questions, please do not hesitate to call.

This report was prepared under the supervision of W.D. Harris III, Registered Professional Engineer No. 75222, State of Texas.

F-629	Yours truly,
Forrest A. Garb & Associates, Inc.
Texas Registered Engineering Firm
W. D. Harris III
Chief Executive Officer
Forrest A. Garb & Associates, Inc.